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                                                                    Exhibit 4(h)

                               AMENDMENT NO. SEVEN
                                     TO THE
                            ATMOS ENERGY CORPORATION
                        RETIREMENT SAVINGS PLAN AND TRUST
                            EFFECTIVE JANUARY 1, 1999

         WHEREAS, ATMOS ENERGY CORPORATION (the "Company") has heretofore amended and restated the Atmos Energy Corporation Retirement Savings Plan and Trust Effective January 1, 1999 (the "Plan"), and have thereafter, from time to time amended the Plan; and

         WHEREAS, pursuant to the provisions of Section 10.01 of the Plan, the Company desires to amend the Plan in certain respects as hereinafter provided to comply with changes requested by the Internal Revenue Service in connection with the request for a favorable determination letter regarding the continued tax qualification of the Plan, and to make certain other clarifying changes.

         NOW, THEREFORE, pursuant to Section 10.01 of the Plan, Atmos Energy Corporation does hereby amend the Plan, effective as of the day and year hereinafter set forth, as follows:

         1. Section 2.01(i) is amended, effective as January 1, 2001, by striking paragraph (1) of said section and substituting in lieu thereof the following paragraph:

         (1) The total of all units paid to a Participant by an Employer for personal services as reported on the Participant's Federal Income Tax Withholding Statement (Form W-2) plus any amounts excluded from such reporting pursuant to Code Sections 125 or 401(k), and, effective for Plan Years beginning on or after January 1, 2001, Code Section 132(f)(4), but excluding (i) expense reimbursements, (ii) bonuses, (iii) any contributions made under this Plan, any other plan of deferred compensation or any welfare benefit plan (other than amounts contributed pursuant to such Sections 125 and 401(k)), and (iv) other special payments of any kind. Notwithstanding any other provision of this Plan, Compensation shall include any and all lump sum payments made to such Participant by an Employer.

         2. Section 5.03(a) is amended, effective as of January 1, 2001, by striking clause (i) of the last full paragraph of said section and substituting in lieu thereof the following:

         (i) Employer contributions to a plan of deferred compensation to the extent contributions are not included in the gross income of a Participant for the taxable year in which contributed, or on behalf of a Participant to a simplified employee pension plan under Code Section 219(b)(7), and any distributions from a plan of deferred compensation whether or not includable in the gross income of the Participant when distributed, (except any amounts excluded from a Participant's income pursuant to Code Sections 125 or 401(k), and effective for Plan Years beginning on or after January 1, 2001, Code Section 132(f)(4));


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         3. Subsection 2.01(l) is amended, effective as of January 1, 1997, by striking paragraph (2) of said subsection and substituting in lieu thereof the following paragraph:

         (2) The term "Employee" shall include any person (not employed by an Employer) who under an agreement between an Employer and any other person (a "leasing organization") has performed services for such Employer (or for such Employer, Affiliate, and any person that is a "related person" to the Employer as determined in accordance with Code Section 414(n)(6)) on a substantially full-time basis for a period of at least one (1) year, and the services are performed under the primary direction or control by such Employer (a "Leased Employee"); provided, however, that if such Leased Employees constitute less than twenty percent (20%) of the Employees non-highly compensated work force (as defined in Code Section 414(n)(5)(C)(ii)), the term "Employee" shall not include any Leased Employees who are covered by a plan described in Code
                  Section 414(n)(5) unless otherwise expressly provided by the terms of this Plan.

         4. Section 3.07(a) is amended, effective as of July 1, 2001, by striking said section and substituting in lieu thereof the following:

         (a) For purposes of eligibility to make salary reduction contributions under Section 4.01, LGS Employees (as defined in
                  Section 2.01(l) hereof) shall be eligible to participate in this Plan as of the first day of the first payroll period coincident with or immediately following July 1, 2001. For purposes of eligibility to receive allocations of safe harbor matching contributions under Section 4.02 and discretionary contributions under Section 4.03, an LGS Employee shall be eligible to participate in this Plan as of the Entry Date coincident with or immediately following his completions of one (1) Year of Service. For purposes of Section 3.02, LGS Employees shall be credited with Service equal to their service credited under the CUC 401(k) Employee Benefit Plan (the "Citizens Plan").

         IN WITNESS WHEREOF, the Company has caused this AMENDMENT NO. SEVEN TO THE ATMOS ENERGY CORPORATION RETIREMENT SAVINGS PLAN AND TRUST EFFECTIVE JANUARY 1, 1999 to be executed in its name on its behalf this 1st day of May, 2002.


                                  ATMOS ENERGY CORPORATION


                                  By: /s/ ROBERT W. BEST
                                      -----------------------------------------
                                         Robert W. Best
                                         Chairman of the Board, President and
                                         Chief Executive Officer


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